Exhibit 99.1

Presidio Property Trust Provides Update on Model Home Activity in Q3 2024

San Diego, CA – October 17, 2024 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”) announced that in third quarter of 2024, through subsidiary and affiliate entities, it acquired seven newly constructed single-family model home properties located in Texas. These seven homes were purchased for a total of approximately $4 million, with mortgage notes payable of approximately $2.8 million, and approximately $1.2 million in cash. They are then leased back to the homebuilders on a triple-net basis. Additionally, during the third quarter of 2024, through subsidiary and affiliate entities, we sold four homes for a total of approximately $2.4 million. These homes were purchased between 2019 and 2022 with a total acquisition price of approximately $2.1 million. Model homes account for approximately 30% of our real estate assets.

“We continue to see brisk activity with our resale portfolio. Durning challenging sales cycles, like we have recently seen, its important to have solid builder relationships. We have been fortunate to have strong business partnerships with our builder clients, many of which have lasted decades said Steve Hightower, President of the Model Homes Division.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. Presidio also owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage life science company providing an efficient model for compound development. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Presidio’s present expectations, but these statements are not guaranteed to occur. Except as required by law, Presidio disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to Presidio’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244